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                                                                    Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

               THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of July 19, 2001, between Oswego County Savings Bank, a New York chartered stock savings bank (the "Bank"), organized and existing under the laws of the State of New York with a principal place of business at 44 East Bridge Street, Oswego, New York 13126 and Gregory J. Kreis, an individual residing at 944 County Route 53, Oswego, New York 13126 (the "Executive").

               WHEREAS, the Executive is one of the officers of the Bank, which has been organized for the purpose of providing individuals and businesses in Central New York with personal, professional and innovative financial services delivered by an organization of undisputed integrity in a manner able to fulfill their expectations of the Bank. Further, the Bank's goal is to maximize the Bank's equity by helping customers attain their financial goals and potential with a pledge of sound management of entrusted resources for the benefit of depositors, shareholders, customers, communities and staff; and,

               WHEREAS, the Bank desires to employ the Executive, and the Executive desires to be employed by the Bank, as President and Chief Executive Officer ("CEO") upon the terms and conditions set forth, below:

               NOW, THEREFORE, the parties hereto agree as follows:

         1.    EMPLOYMENT, POSITION, DUTIES, AND TERM.

               1.1 Employment and Position. The Bank hereby employs the Executive, and the Executive accepts employment, as the Bank's President and CEO or such other executive officer's position as may from time to time be entrusted to the Executive by the Board of Directors.

               1.2 Duties and Responsibilities. As President and CEO of the Bank, the Executive shall manage and direct the business and affairs of the Bank, and shall perform all such duties as are generally associated with the position of President and CEO, or as may be specifically entrusted to the Executive, from time to time by the Board of Directors. The Executive agrees that, during the term of this Agreement, he will serve the Bank faithfully, exclusively and to the best of this ability and will to the best of his ability, promote the Bank's business and affairs. The parties recognize and agree that the Executive shall also serve as President and CEO of Oswego County Bancorp, Inc., a New York bank holding company which is the owner of 100% of the outstanding common shares of the Bank (hereinafter referred to as the "Parent").

               1.3 Term of Employment. Subject to the provisions of Section 3 of this Agreement, the term of the Executive's employment hereunder small continue for three years (the "Term"), commencing as of the date first above written (the "Commencement Date"), and, commencing with the expiration of the Term shall be renewed automatically for additional periods of one year each (each one year renewal period a "Renewal Term"); unless terminated by notice given by either party to the other not less than three months prior to the end of the Term or any Renewal Term, or unless terminated pursuant to Section 3 of this Agreement.

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         2.    COMPENSATION.

               2.1 Base Salary. Beginning with the Commencement Date, for each year or partial year this Agreement is in effect, the Bank agrees to pay the Executive a minimum base salary, before the customary and proper payroll deductions, at the rate of One Hundred Seventy Five Thousand Dollars ($175,000) per annum or such higher amount as the Board of Directors of the Bank may in its discretion determine from time to time during the Term of any Renewal Term (the "Base Salary"). The Board shall review the Executive's Base Salary at such times as it deems appropriate, but not less frequently than once during each twelve month period during the Term and any Renewal Term commencing with the Commencement Date. The Base Salary shall be payable on the same payroll schedule as that of other exempt employees of the Back, but not less frequently than monthly. Where necessary to conform to the Bank payroll schedule at the commencement or termination of this Agreement, the Base Salary shall be computed on a per diem basis.

               2.2 Bonuses. The Executive shall be paid, in addition to the Base Salary described in Section 2.1, such bonuses as may be approved by the Bank's Board of Directors in their absolute discretion.

               2.3 Standard Benefits. While this Agreement is in effect, the Executive shall be entitled to participate in any benefit programs instituted, maintained, or provided by the Bank for its employees and executive officers, including, without limitation, life insurance plans, medical and health plans, pension and retirement plans, the Executive Supplemental Retirement Income Plan, disability plans, and similar plan or plans, all on the same terms as such benefits are now and hereafter available to the Bank's employees and executive officers. The Executive shall be afforded reasonable paid vacation time, but, in any event, not less than 25 work days per annum.

               2.4 Reimbursement of Expenses. The Executive shall be entitled to reimbursement by the Bank for reasonable expenses incurred by the Executive in the performance of his duties under this Agreement. The Executive shall submit reimbursement claims, with appropriate supporting documentation, to the Bank within 30 days of the date an expense is incurred.

         3.    TERMINATION.

               3.1 Termination by the Bank. The Bank may terminate the Executive's employment under this Agreement only as provided in this Section 3.1.

                     (a) For Cause. The Bank may terminate the Executive's employment for Cause, as defined in this subsection 3.1(a) "Cause" shall mean
(1) the failure of Executive to perform his duties hereunder due to his willful or intentional act, or (2) the refusal of the Executive to follow the reasonable directives of the Bank's Board of Directors, or (3) the Executive's conviction of or guilty plea to a felony, or (4) the Executive's conviction of or guilty plea to a misdemeanor which could reasonably be considered to compromise the best interests of the Bank or render the Executive unfit or unable to perform his duties, or (5) the Executive's commission of any unambiguous act of dishonesty or disloyalty toward the Bank Termination

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under this subsection 3.1(a) shall be effective on the date selected by the
Board of Directors unless a majority of the Board, by that day, concludes that the breach has been satisfactorily resolved; provided, however, that such Termination shall, not be effective unless and until the Bank delivers to the Executive written notice of his termination setting forth therein the following:
(1) the item or items of Cause which constitute the basis for the termination and a description of each; (2) confirmation that the Bank's Board of Directors by majority vote (excluding the Executive's vote, the Executive not being entitled to vote on his own termination) has determined in its good faith judgment that Cause exists for such termination; and (3) the effective date of termination.

                     (b) Disability. The Bank may terminate the Executive's employment hereunder if the Executive is unable, as the result of any physical or mental disability, to render service to the Bank effectively and on a full time basis, in the manner required by this Agreement for 150 days (the "Disability Period") in any period of 365 consecutive days. Upon expiration of the Disability Period, termination shall thereafter become effective on the 30th day following delivery of written notice of termination by the Bank to the Executive, unless the Executive is no longer disabled, as confirmed to the Bank by written opinion of Executive's physician who has been treating the Executive for the disabling illness. The Bank reserves the right to require the Executive to obtain, at Bank's expense, a second opinion regarding the absence of such liability from a physician selected by Executive who specializes in the field of the disabling illness within 30 days after request by Bank, Executive fails to provide such second opinion confirming that Executive is no longer disabled, the termination shall become effective upon expiration of said 30 day period.

               3.2 Death. The Executive's employment under this Agreement shall terminate upon the Executive's death, effective on the date of death

               3.3 Termination by the Executive. The Executive may terminate the Executive's employment under this Agreement only as provided in this Section 3.3.

                     (a) Election of the Executive. The Executive may terminate this Agreement at any time after its Commencement Date, at his sole discretion, upon written notice to the Bank, such termination to be effective on the date stated in the notice which shall be at least 60 days after the notice is received by the Bank. The Bank, in its discretion, may accelerate the effective date of termination.

                     (b) Good Reason. The Executive may terminate his employment for Good Reason following a Change in Control of the employer. "Good Reason" shall mean any one of the following without Executive's express written consent:

                           (i)   Failure of Bank to elect or re-elect or to
appoint or re-appoint the Executive to the office of President and CEO of the Bank or a material adverse change made by the Bank in the Executive's functions, duties or responsibilities as President and CEO of the Bank:

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                           (ii)  A material reduction by the Bank in the
Executive's Base Salary as the same may be increased from time to time or a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

                           (iii) The Bank requires the Executive to relocate his
principal office more than 50 miles from the location of the Bank's current principal executive office, except for required travel on business of the Employer;

                           (iv)  Any purported termination of the Executive's
employment for Cause or Disability which is not effected pursuant to the requirements of paragraph 3.1 above; or

                           (v)   The failure by the Bank to obtain the
assumption of and agreement to perform this Agreement by any successor to Bank as contemplated herein.

               "Change in Control of the Bank" shall mean, a change in control of the Bank of a nature that would be required to be reported in response to items (6)e of Schedule 14A of Regulation 14A or Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not the Bank is registered under the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than Oswego County MHC ("MHC") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act); directly or indirectly, of securities of the Parent representing 25% or more of the combined voting power of the Parent's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided further, however, that no change in control of the Bank shall be deemed to have occurred in the event that the Bank undergoes a mutual to stock conversion.

         4.    COMPENSATION UPON TERMINATION.

               4.1 Change of Control. In the event that the Executive's employment is terminated by Executive for Good Reason subsequent to a Change in Control of Bank or by Bank following a Change in Control of Bank, then the Bank shall:

                     (a) Pay to the Executive, at the Executive's election, either a lump sum cash payment equal to the sum of Executive's Base Salary plus any bonus received in the immediately prior year multiplied by the number 2.99, or three equal annual installment payments not to exceed the total amount of the heretofore described lump sum payment option; and

                     (b) Maintain and provide for a period ending at the earlier of: (1) Executive's 65th birthday or (2) the date of the Executive's full-time employment by another employer, benefits substantially similar to those described herein, at no cost to the Executive, the continued participation of the Executive and his spouse in all life insurance, health, accident and

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disability plans, programs and arrangements in which the Executive and his spouse were entitled to participate immediately prior to the date of termination. If the Executive's or his spouse's participation in any plan, program or arrangement as provided herein is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employer shall arrange to provide the Executive and/or his spouse with benefits substantially similar to those which the Executive and/or his spouse were entitled to receive under such plans, programs and arrangements immediately prior to the date of termination.

               4.2 Without Cause or Disability. If Bank terminates Executive's Employment without Cause (including without disability), Bank shall continue to pay Executive's base salary and provide Executive fringe benefits for the remainder of the Term or any then-effective Renewal Term provided in this Agreement.

               4.3 All Other Terminations. If termination of Executive's employment under this Agreement occurs for any reason, other than those covered in 4.1 or 4.2 above, including the expiration of this Agreement at the end of the Term or any Renewal Term, Executive, or his estate, as the case may be, shall be entitled to receive that portion of the Base Salary then owing the Executive as of the effective date of the termination, adjusted for any customary and proper payroll deductions, prorated on a per diem basis as necessary.

         5.    NON-COMPETITION, INVENTIONS, AND CONFIDENTIALITY.

               5.1 Non-Competition. In the event the Executive elects to terminate his employment for any reason or Bank terminates his employment Following a Change in Control of Bank or Bank terminates his employment without Cause or without disability, Executive agrees that, for one year thereafter within the geographic areas identified in Schedule A annexed to and made part of this Agreement, Executive will not (a) engage in any direct, substantial competition with the Bank; (b) contract or solicit, or attempt to contract or solicit, any person, business or enterprise which has been contacted, orally or in writing, by the Bank as a potential customer on or prior to the date of termination of employment; or (c) hire, subcontract, employ or engage, or contact or solicit, or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging, any person or entity who was an executive or subcontractor of the Bank on or prior to the date of termination of his employment. However, in the event that the Bank elects to terminate the Executive for Cause or for disability, all Section 5.1 restrictions shall be null and void. Except for the imitations set forth in this Agreement, this Agreement does not and will not prevent Executive from working for any other firm subsequent to termination of his Employment with the Bank as long as Executive does not compete with the Bank, as herein set forth, or use or disclose any Confidential Information, as more particularly set forth below. Nothing contained in this Section 5.1 shall prohibit Executive from (a) serving on the Board of Directors or other governing body of a civic or charitable organization, or (b) owning or controlling shares of stock or other ownership interest in another bank corporation or entity competitive with the Bank if: (1) such stock or other ownership interest of such entity is in a public market which is reported on the NASDAQ National Market System or in consolidated trading on the New York Stock Exchange or in any other public market where shares of stock or ownership are traded, and (2) Executive does not own or control more than a five percent equity interest in such entity.

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           5.2    Confidential Information. Executive acknowledges that he has been and will be provided with information about, and his employment with the Bank will directly involve, confidential affairs of the Bank, including proprietary information regarding costs, profits, markets, sales, products, pricing policies, operations methods, customer lists, plans for future developments, and other information not readily available to the Bank's competitors, all of which are highly confidential and proprietary ("Confidential Information"). In recognition of the foregoing, Executive covenants and agrees:

                  (a) That he will keep secret all Confidential Information of the Bank and not disclose any Confidential Information to anyone outside of the Bank, either during or after his employment with the Bank, except with the Bank's prior written consent or as required by law;

                  (b) That he will not make use of any Confidential Information for his own purposes or the benefit of anyone other than the Bank;

                  (c) That he will deliver promptly to the Bank upon termination of his employment with the Bank or at any time the Bank may so request, all memoranda, notes, records, reports, manuals, and other documents, and all paper and electronic copies thereof which he may then possess or have under his control, regarding any Confidential Information; and

                  (d) That in the event that any Confidential Information released by, or as a consequence of any actions taken or failed to be taken by Executive, such release shall be deemed to be a material breach of the terms of this Agreement unless Executive can show that the release was solely or substantially due to the actions of another party or parties, or that the Confidential Information has passed, at the time of release, into the public domain.

           5.3 Equitable Relief. If Executive commits a breach of any of the provisions of Section 5.1 or 5.2 of this Agreement, the Bank shall have (a) the right to have such provisions specifically enforced by any court having equity jurisdiction, without the posting of a bond, it being acknowledged and agreed that any such breach will cause irreparable injury to the Bank and that money damages will not provide an adequate remedy to the Bank, and (b) in addition to any other remedies available to the Bank at law or in equity, the right to require Executive to account for and pay over to the Bank all compensation, profits, monies, accruals, increments and other benefits (collectively, "Benefits") derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Section 5.1 or 5.2, and Executive will account for and pay over such Benefits to the Bank.

           5.4 Survival. The terms of Section 5.1 through 5.4 shall survive termination of this Agreement.

           5.5 Jurisdiction. Any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of record of the State of New York, or in the courts of the United States, Northern District of New York and the Executive (a) consents to the jurisdiction of each such court,
(b) agrees to accept service of any and all process, and (c) waives any objections which may be claimed to the laying of venue in any such court.

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     6.    MISCELLANEOUS PROVISIONS.

           6.1 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other, except that the Bank may, without the consent of the Executive, assign its rights and obligations under this Agreement to a corporation, firm, or other business entity with which or into which the Bank mergers or consolidates or to which the Bank sells or transfers all or substantially all of its assets; provided, however, that after any such assignment by the Bank, the Bank shall remain liable to Executive, together with any such assignee, and provided further that any such assignee becomes a party to this Agreement.

           6.2 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

           6.3 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter.

           6.4 Successors. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs, and distributees and upon the Bank and its successors and assigns.

           6.5 Amendments. No amendment or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

           6.6 Waiver. No term or condition of the Agreement shall be waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement, in writing, signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a wavier of such term or condition for the future or as to any act other than specifically waived.

           6.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered modified to the extent necessary to become valid and enforceable or, if such modification is impracticable, deleted from this Agreement; and the remainder of such provision and of this Agreement shall be unaffected and shall continue in fall force and effect.

           6.8 Headings. The section headings of this Agreement are solely for the convenience of reference and shall not control the meaning or interpretation of any provisions in this Agreement.

           6.9 Notice. All notices required or permitted hereunder shall be in writing and may be personally delivered; or mailed by registered or certified mail, postage prepaid; or forwarded by any nationally recognized overnight courier service; or transmitted by facsimile with a copy sent first class mail, to such address as may be from time to time designated by the respective parties. Notice shall be effective upon receipt.

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           6.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

           IN WITNESS WHEREOF, this Agreement his been duly authorized and approved by the Bank's Board of Directors, and executed and delivered by the undersigned as of the date and year first written above.

                                      /s/ Gregory J. Kreis
                                     --------------------------------------
                                     George J. Kreis

                                     Oswego County Savings Bank

                                     By: /s/ Paul J. Heins
                                         ----------------------------------
                                     Name:   Paul J. Heins
                                     Title: Chairman

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                                   SCHEDULE A

                                 GEOGRAPHIC AREA

          Including any banking institution, branch or outlet within 100 statute miles of 44 East Bridge Street, Oswego, New York 13126.

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